Exhibit 10.1

MANAGEMENT CONSULTANT AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of January, 2025 (the “Effective Date”).

BETWEEN:

ROZE AI INC., a company existing under the laws of the Province of British Columbia

(the “Company”)

AND:

YOUNGJIN CHO, of 641 – 666 Burrard Street Vancouver, BC V6C 2X8

(the “Consultant”)

WHEREAS:

A. The Company requires the services of the Consultant to act as Chief Executive Officer and director of the Company; and

B. The Company and the Consultant wish to formalize their relationship in writing in accordance with the terms and subject to the conditions of this Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	ENGAGEMENT AS A CONSULTANT

1.1 The Company hereby engages the Consultant to provide the Consulting Services (as defined in Section 3) in accordance with the terms and conditions of this Agreement, and the Consultant hereby accepts such engagement in accordance with the terms and conditions of this Agreement.

2.	TERM OF THIS AGREEMENT

2.1 The term shall become effective and begin as of the Effective Date and shall be effective for an indefinite term unless terminated pursuant to this Agreement (the “Term”).

3.	CONSULTING SERVICES

3.1 The Consultant agrees to act for the Company and to perform the following services and undertake the following responsibilities and duties to the Company to be provided by the Consultant as consulting services (the “Consulting Services”):

(a)	acting in the capacity of Chief Executive Officer and director of the Company;

(b)	providing general direction and supervision over the business affairs of the Company; and

(c)	performing such other duties and observing such instructions as may be reasonably assigned from time to time by or on behalf of the Board of Directors of the Company in the Consultant’s capacity, provided such duties are within the scope of the Company’s business and implementation of the Company’s business plan.

3.2 The Consultant will at all times be an independent contractor and the Consultant will not be deemed to be an employee of the Company. The Consultant will be responsible for all taxes or deductions as required to be remitted in the Consultant’s country of domicile.

4.	CONSULTANT FEE

4.1 In consideration for the Services provided under this Agreement, the Consultant shall receive certain equity awards based on achieving the following milestones:

(a)	First Milestone: 1,000,000 shares of Company common stock (“Shares”) upon completion of the purchase of all of the outstanding common shares of RozeAI Korea Co Ltd. in exchange for common shares of the Company at a share exchange ratio to be determined by the Board of Directors of the Company pursuant to the terms of a share exchange agreement.

(b)	Second Milestone: 1,000,000 Shares upon the Company raising aggregate proceeds of $ 2,000,000.

(c)	Third Milestone: 1,000,000 Shares upon the Company raising additional proceeds of $ 2,000,000, for aggregate proceeds of $4,000,000.

(d)	Fourth Milestone: 1,000,000 Shares upon the Company raising additional proceeds of $ 2,000,000, for aggregate proceeds of $6,000,000.

(e)	Fifth Milestone: 4,250,000 Shares upon the Company’s common stock being approved for listing and commencing trading on the NASDAQ Stock Market.

All Shares shall be issued pursuant to the terms of the Company’s equity compensation plan or such other agreement or documentation as may be reasonably required by the Company. The Consultant acknowledges that the issuance of Shares may be subject to applicable securities laws and any required corporate or regulatory approvals.

5.	TERMINATION BY THE COMPANY

5.1 The Company may terminate the Consultant hereunder as follows:

(a)	Termination by the Company Without Notice. The Company may, at its option, terminate this Agreement at any time without notice or any payment in lieu thereof, by advising the Consultant in writing, for any of the following reasons:

(i)	the Consultant’s negligent performance of the Services;

(ii)	the Consultant’s persistent failure to perform the Services;

(iii)	any breach by the Consultant of any of the obligations set forth in this Agreement; or

(iv)	a continued course of malfeasant or malfeasant actions or omissions by the Consultant.

(b)	Termination by the Company with Notice. The Company may terminate this Agreement at any time upon providing the Consultant with only the following:

(i)	Accrued Entitlements. The Company shall provide the Consultant with any Fees owed to the Consultant up to and including the date of termination and any bonus earned prior to the date of termination.

(ii)	Benefits. As applicable, the Consultant’s participation in the Company’s benefits programs shall be continued for a period of eight (8) weeks. Thereafter, the Consultant’s benefits, including professional dues, but not including disability insurance coverage, or perquisites such as mobile phone, parking, etc., will be continued for a period of twelve (12) months (the “Notice Period”) to the maximum extent permitted under applicable plan terms. To the extent the Company is unable to extend any such benefits coverage for any portion of such period after reasonable efforts to obtain same; the Company shall pay the Consultant an amount sufficient to purchase comparable coverage for such time.

(iii)	Bonus. The Company shall provide the Consultant with a lump sum payment equal to the bonus it would have earned through the Notice Period based on the bonus received by the Consultant in the year prior to the termination of this Agreement, if applicable, (which, for greater certainty, will be calculated by including the cash value of any bonus paid in cash, RSUs or stock options).

6.	TERMINATION BY THE CONSULTANT

6.1 The Consultant may terminate his employment hereunder at any time upon giving thirty (30) days’ notice in writing to the Company. The Company may waive such notice in whole or in part without any payment to the Consultant in lieu of the waived period of notice.

7.	PROPRIETARY INFORMATION AND DEVELOPMENTS

7.1 The Consultant will not at any time, whether during or after the termination of this Agreement for any reason, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing the Consulting Services to the Company, and the Consultant shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the Company. Trade secrets or confidential information shall include, but not be limited to, the Company's financial statements and projections, expansion proposals, property acquisition opportunities and business relationships with banks, lenders and other parties not otherwise publicly available.

8.	RELIEF

8.1 The Consultant hereby expressly acknowledges that any breach or threatened breach by the Consultant of any of the terms set forth in Section 7 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish, and any such breach or threatened breach will provide the Company with any and all rights and remedies to which it may be entitled under the law, including, but not limited to, injunctive relief or other equitable remedies.

9.	PARTIES BENEFITED; ASSIGNMENTS

9.1 This Agreement shall be binding upon, and inure to the benefit of, the Consultant, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Consultant.

10.	NOTICES

10.1 Any notice required or permitted to be given under this Agreement shall be in writing and may be delivered personally or by telex or telecopier, or by prepaid registered post addressed to the parties at the above-mentioned addresses or at such other address of which notice may be given by either of such parties. Any notice shall be deemed to have been received, if personally delivered or by telex or telecopier, on the date of delivery and, if mailed as aforesaid, then on the seventh business day after and excluding the day of mailing.

11.	GOVERNING LAW

11.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

12.	REPRESENTATIONS AND WARRANTIES

12.1 The Consultant represents and warrants to the Company that (a) the Consultant is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of their duties hereunder or other rights of Company hereunder, and (b) the Consultant is under no physical or mental disability that would hinder the performance of their duties under this Agreement.

13.	MISCELLANEOUS

13.1 This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

13.2 This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof.

13.3 No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

13.4 A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

13.5 This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

13.6 The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

13.7 This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

ROZE AI INC.

Per:	/s/ Saem Cha
Saem Cha, Director

/s/ youngjin cho
YOUNGJIN CHO